Item 6.  SELECTED FINANCIAL DATA

(Thousands of dollars, except per share data)	2014	2013	2012	2011	2010
Results of Operations for the Year
Net sales and other operating revenues	$16,986,015	$17,814,081	$19,011,040	$18,702,720	$15,356,057
Net cash provided by operating activities	$305,582	$356,698	$237,427	$188,373	$355,883
Income from continuing operations	$222,961	$154,135	$138,416	$187,814	$126,069
Net income (loss)	$243,863	$235,033	$83,568	$324,020	$157,441
Per Common Share - diluted (1)
Income (loss) from continuing operations	$4.81	$3.29	$2.96	$4.02	$2.70
Income (loss) from discontinued operations	$0.45	$1.73	$(1.17)	$2.91	$0.67
Net income (loss)	$5.26	$5.02	$1.79	$6.93	$3.37

Capital Expenditures for the Year (2)
Marketing	$131,139	$162,051	$103,152	$77,481	$176,882
Corporate and other	4,200	8,169	—	—	—
Subtotal	$135,339	$170,220	$103,152	$77,481	$176,882
Discontinued operations	3,549	1,752	8,441	22,699	4,816
Total capital expenditures	$138,888	$171,972	$111,593	$100,180	$181,698

Financial condition at December 31
Current ratio	1.67	1.30	1.12	1.19	1.11
Working capital	$277,633	$155,899	$88,053	$95,801	$103,651
Net property, plant and equipment	$1,248,081	$1,189,082	$1,169,476	$1,132,754	$1,122,455
Total assets (at period end)	$1,949,337	$1,888,564	$2,010,403	$1,784,983	$2,978,753
Long term debt (at period end)	$488,250	$541,381	$1,124	$1,170	$1,213
Stockholders' equity/net parent investment	$858,705	$656,336	$1,104,451	$1,118,947	$1,808,150
Long term debt - percent of capital employed	36.2%	45.2%	0.1%	0.1%	0.1%

Notes:
(1)  For the years ended December 31, 2010 through December 31, 2012, the number of diluted shares used at period end for the calculation is based on the number of shares issued at the date of the Separation from Murphy Oil on August 30, 2013.

(2) Does not include acquisition of ethanol plant assets in 2010.